Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Number 333-96687) of Pepco Holdings, Inc. of our report dated December 23, 2003 relating to the financial statements of the Potomac Electric Power Company Savings Plan for Exempt Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Washington, DC

December 23, 2003